Exhibit 3.14

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:08 AM 04/08/2022
FILED 10:08AM 04/08/2022
SR 20221367538 - FileNumber 6724981

CERTIFICATE OF FORMATION

OF

CONSTELLATION CPI MIDCO, LLC

This Certificate of Formation of Constellation CPI Midco, LLC (the "LLC") has been duly executed and is being filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (Title 6, Chapter 18, Delaware Code§ 18-201, et. seq.).
FIRST. The name of the limited liability company formed hereby is Constellation CPI Midco, LLC.
SECOND. The address of the registered office of the LLC in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, DE 19808.
THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware is the Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, DE 19808.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of this 8th day of April 2022.

Constellation CPI Midco, LLC

By:	/s/ Laura-Jayne Urso
Name:	Laura-Jayne Urso
Title:	Authorized Person